Exhibit 5.1

May 30, 2023

First Mid Bancshares, Inc.

1421 Charleston Avenue

Mattoon, Illinois 61938

Ladies and Gentlemen:

We have acted as special counsel to First Mid Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to 3,328,090 shares of the Company’s Common Stock, $4.00 par value (the “Shares”), pursuant to the Company’s Registration Statement on Form S-4 (the “Registration Statement”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of Mach 20, 2023, by and among the Company, Eagle Sub LLC, a Wisconsin limited liability company and wholly-owned subsidiary of the Company, and Blackhawk Bancorp, Inc., a Wisconsin corporation (the “Merger Agreement”).

In connection with this opinion letter, we have examined copies of the following documents: (a) the Company’s Restated Certificate of Incorporation, as amended to date, (b) the Company’s Amended and Restated By-Laws, as amended to date, (c) the Merger Agreement, (d) the Registration Statement, and (e) relevant resolutions of the board of directors of the Company. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to the Merger Agreement after the Registration Statement has been declared effective by order of the Securities and Exchange Commission, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and we express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

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First Mid Bancshares, Inc.

May 30, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the joint proxy statement/prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

ARENTFOX SCHIFF LLP

By:/s/ Jason L. Zgliniec
            Jason L. Zgliniec